Registration No. ___________________

============================================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
------------------------
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SNOWDON RESOURCES CORPORATION
(Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

SNOWDON RESOURCES CORPORATION	CORPORATION TRUST COMPANY OF NEVADA
885 Pyrford Road	6100 Neil Road, Suite 500
West Vancouver, British Columbia	Reno, Nevada 89544
Canada V7S 2A2	(775) 688-3061
(604) 925-0220
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

============================================================================================

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	10,000,000	$0.10	$1,000,000	$107.10

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

SNOWDON RESOURCES CORPORATION
Shares of Common Stock
5,000,000 Minimum - 10,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 10,000,000 shares of common stock on a self-underwritten basis, 5,000,000 shares minimum, 10,000,000 shares maximum. The offering price is $0.10 per share. In the event that 5,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 5,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 5,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal.

Our common stock will be sold by Elden Schorn and Terence Schorn, two of our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.006	$0.094
Per Share - Maximum	$0.10	$0.003	$0.097
Minimum	$500,000	$30,000	$470,000
Maximum	$1,000,000	$30,000	$970,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. We own one property. The one property consists of five mining claims. We intend to explore for uranium on the property.

Our administrative office is located at 885 Pyrford Road, West Vancouver, British Columbia, Canada V7S 2A2 and our telephone number is (604) 925-0220 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is April 30. Our mailing address is 885 Pyrford Road, West Vancouver, British Columbia, Canada V7S 2A2.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 5,000,000 shares of common stock and a maximum of 10,000,000 shares of common stock, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $970,000 if the maximum is sold
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	10,000,000
Number of shares outstanding after the offering if all of the shares are sold	20,000,000 if the maximum number of shares is sold.

The proceeds of the offering will be held in a separate account at Bank of Montreal. We will hold the funds in the account until we receives a minimum of $500,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $500,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $500,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of April 30, 2006
Balance Sheet
Total Assets	$1,131
Total Liabilities	$31,331
Stockholders Equity - (Deficit)	$(30,200)
From Inception on
March 1, 2006
through the year Ended
April 30, 2006
Income Statement
Revenue	$0
Total Expenses	$30,300
Net Income - (Loss)	$(30,300)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with SNOWDON RESOURCES CORPORATION:
  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease operations and you could lose your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated in March 1, 2006 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $30,300. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

  We have no history of mineral production or mining operations.

  We have never had uranium producing properties. There is no assurance that commercial quantities of uranium will be discovered, nor is there any assurance that our exploration program thereon will yield positive results. Even if commercial quantities of uranium are discovered, there can be no assurance that any of our property will ever be brought to a stage where uranium resources can profitably be produced therefrom. Factors which may limit our ability to produce uranium resources from our properties include, but are not limited to, the spot price of uranium, availability of additional capital and financing and the nature of any mineral deposits. We do not have a history of mining operations and there is no assurance that we will produce revenue, operate profitably or provide a return on investment in the future.

  We rely on our management team, outside contractors, experts and other advisors and the loss of any of them, if they cannot be replaced, could have a material adverse effect on our business and financial performance.

  The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our small senior management team, as well as outside contractors, experts and other advisors. In making an investment in our securities, you must be willing to rely to a significant extent on management's discretion and judgment, as well as the expertise and competence of outside contractors, experts and other advisors that we hire to advise us. The loss of one or more member of senior management, key employees or contractors, if not replaced, could materially adversely affect our operations and financial performance.

  Because we are small and do not have any ore reserves or much capital, we may have to limit our exploration activity which may result in a loss of your investment.

  Because we are small and do not have ore reserves or much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because our officers and directors have other outside business activities and will each only be devoting 25% of their time or approximately ten hours per week each to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because our officers and directors, have other outside business activities and will each only be devoting 25% of their time or ten hours each per week to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, exploration of the property may be periodically interrupted or suspended.

  The marketability of uranium is subject to numerous factors beyond our control.

  The price of uranium may experience volatile and significant price movements over short periods of time. Factors that impact on the price of uranium include demand for nuclear power, political and economic conditions in uranium-producing and consuming nations, reprocessing of spent fuel and re-enrichment of depleted uranium tails or waste, sales of excess civilian and military inventories (including from dismantling nuclear weapons) by governments and industry participants and products levels and costs of production. These factors could negatively impact the price for uranium and lower uranium prices would negatively impact our future profitability. We do not have a hedging policy to protect us from a decline in uranium pricing and have no intention to establish one while we are in the exploratory phases of our operations. In addition, we may not have the ability to purchase hedging instruments in the future. Hedging instruments may also not protect us adequately from fluctuations in the market price of uranium.

  There are a limited number of customers available in our target market.

  A small number of electric utilities worldwide buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in demand by electric utilities for newly-produced uranium would adversely affect our business.

  We are dependent upon continued public acceptance of nuclear energy.

  Because of unique political, technological and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks which could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry. An accident at a nuclear reactor anywhere in the world could impact the continuing acceptance of nuclear energy and the future prospects for nuclear generation, which may have a material adverse effect on our business.

  We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities.

  All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties which are unknown to us at present and which have been caused by previous or existing owners or operators of the properties. We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities. Reclamation costs are uncertain and planned expenditures estimated by management may differ from the actual expenditures required. The payment of any liabilities or the costs that we may incur to remedy environmental impacts would reduce funds otherwise available to us for operations. We might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential financial exposure to us may be significant. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal or waste products occurring from exploration and production) as it is not generally available at what we believe to be a reasonable price.

  Our business could be adversely affected if we fail to comply with extensive government regulations or fail to obtain, renew or comply with necessary licenses and permits.

  Our mineral exploration and planned development activities are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. Although we believe our exploration and development activities are currently carried out in accordance with all applicable laws, rules and regulations, no assurance can be given that new laws, rules and regulations will not be enacted or that existing laws, rules and regulations will not be applied in a manner which could limit or curtail production or development. Amendments to current laws and regulations governing operations or more stringent implementation thereof could have a substantial adverse impact on our business and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties. Many of our mineral rights and interests are subject to government approvals, licenses and permits. Obtaining necessary permits and licenses can be a complex, time consuming process and we cannot be certain that we will be able to obtain all required permits on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop, delay or restrict us from proceeding with the development of an exploration project or the development and operation of a mine. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of applicable governments or governmental officials. No assurance can be given that we will be successful in maintaining any or all of the various approvals, licenses and permits in full force and effect without modification or revocation. To the extent such approvals are required and not obtained, we may be curtailed or prohibited from continuing or proceeding with planned exploration or development of mineral properties. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

  Our future prospects may be affected by political decisions about the uranium market.

  There can be no assurance that the United States or other government will not enact legislation restricting to whom we can sell uranium or that the United States or other government will not increase the supply of uranium by decommissioning nuclear weapons.

Risks associated with this offering:

  Because one of our officer's, director's and a major shareholder will own 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

  Even if we sell all 10,000,000 shares of common stock in this offering, one of our officer's, director's and a major shareholder will still own 10,000,000 shares and will continue to control us. As a result, after completion of this offering, our current officers and directors will be able to elect all of our directors and control our operations.

  Because our officers and directors are risking a small amount of capital and property as a loan, while you on the other hand are risking up to $1,000,000, as an equity investment, if we fail you will absorb most of the loss.

  Our officer, director and a major shareholder supplied the property, paid expenses, advanced cash and made a loan all of which totaled $21,331. You on the other hand, will be providing all of the cash, through your equity investment, for our operations. If we cease operations, Woodburn Holdings Ltd. and West Peak Ventures of Canada Limited., as debtors, will be entitled to recover the amount of their loan before you will be entitled to recover any of your equity investment. As a result, if we cease operations for any reason, you will lose your investment while Woodburn Holdings Ltd. and West Peak Ventures of Canada Limited, if funds are available, will be entitled to the return of the amount they loaned to us.

  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, you will lose your investment.

  Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors and will not be used for exploration.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $500,000 minimum, $1,000,000 maximum basis. The table below sets forth the use of proceeds if $500,000, $750,000 or $1,000,000 of the offering is sold.

	$500,000	$750,000	$1,000,000

Gross proceeds	$500,000	$750,000	$1,000,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$470,000	$720,000	$970,000

The net proceeds will be used as follows:

Grid Establishment	$35,200	$35,200	$35,200
Room & Board	$11,000	$11,000	$11,000
Truck Rental	$3,000	$3,000	$3,000
AVT	$1,980	$1,980	$1,980
Equipment & Supplies	$5,000	$5,000	$5,000
Geochem Survey	$24,250	$24,250	$24,250
Geophysical Survey	$10,000	$10,000	$10,000
Mapping	$5,000	$5,000	$5,000
Reporting	$5,000	$5,000	$5,000
Drilling	$151,200	$151,200	$151,200
Working Capital	$100,000	$150,000	$200,000
Development	$118,370	$318,370	$518,370

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Grid Establishment consists of establishing a 4,500 fort base-line and 54,000 feet of cross-lines. A cross line is required every 100 feet. Station points every 50 feet. This will be established by a crew of 4 at a cost of $16,000 per day for 22 days.

Room and Board for drilling crew - 88 days at $125.00 per day.

Truck Rental - 4 X 4 crew cab.

AVT - $56 days at $90.00 per day.

Equipment and Supplies - $5,000.

Geochemical Survey - $10,000.

Geophysical Survey - $5,000

Geological Mapping - $5,000

Drilling - $151,200 - Reverse Circulation Fence - 8,400 total feet at $18.00 per foot.

Working Capital - $100,000 to $200,000 - Expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary.

Development - $118,370 to $518,370 - Costs advanced for development of the property should mineralized material be found. If we discover significant quantities of mineralized material, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of April 30, 2006, the net tangible book value of our shares of common stock was a deficit of $30,300 or approximately $(0.003) per share based upon 10,000,000 shares outstanding.

If the Maximum Number of the Shares are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 20,000,000 shares to be outstanding will be $969,700, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.053 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.05 per share.

After completion of this offering, if 10,000,000 shares are sold, you will own approximately 50% of the total number of shares then outstanding for which you will have made a cash investment of $1,000,000, or $0.10 per share. Our existing stockholders will own approximately 50% of the total number of shares then outstanding, for which they have made contributions of cash totaling $100, or approximately $0.00001 per share.

If 7,500,000 Shares are Sold:

Upon completion of this offering, in the event 7,500,000 shares are sold, the net tangible book value of the 17,500,000 shares to be outstanding will be $719,700, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0043 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.04 per share.

After completion of this offering, if 7,500,000 shares are sold, you will own approximately 42.86% of the total number of shares then outstanding for which you will have made a cash investment of $750,000, or $0.10 per share. Our existing stockholders will own approximately 57.14% of the total number of shares then outstanding, for which they have made contributions of cash totaling $100, or approximately $0.00001 per share.

If the Minimum Number of the Shares are Sold:

Upon completion of this offering, in the event that the minimum number of shares are sold, the net tangible book value of the 15,000,000 shares to be outstanding will be $469,700, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.033 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 5,000,000 shares are sold, you will own approximately 33.33% of the total number of shares then outstanding for which you will have made a cash investment of $1,000,000, or $0.10 per share. Our existing stockholders will own approximately 66.67% of the total number of shares then outstanding, for which they have made contributions of cash totaling $100, or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are sold:

Price per share	$0.10
Net tangible book value per share before offering	$(30,300)
Potential gain to existing shareholders	$1,000,000
Net tangible book value per share after offering	$969,700
Increase to present stockholders in net tangible book value per share after offering	$0.053
Capital contributions	$100
Number of shares outstanding before the offering	10,000,000
Number of shares after offering held by existing stockholders	10,000,000
Percentage of ownership after offering	50%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.05
Capital contributions	$1,000,000
Number of shares after offering held by public investors	10,000,000
Percentage of ownership after offering	50%

Purchasers of Shares in this Offering if 7,500,000 Shares Sold

Price per share	$0.10
Dilution per share	$0.06
Capital contributions	$750,000
Number of shares after offering held by public investors	7,500,000
Percentage of ownership after offering	42.86%

Purchasers of Shares in this Offering if Minimum Number of Shares Sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$500,000
Number of shares after offering held by public investors	5,000,000
Percentage of ownership after offering	33.33%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 10,000,000 shares of common stock on a self-underwritten basis, 5,000,000 shares minimum, 10,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Bank of Montreal, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L7. Its telephone number is (604) 665-7374. Robert Baker, our secretary and a director and Elden Schorn, our president and a director will control this account. Funds will not be placed in an escrow account, trust or similar account. We will hold the funds in the account until we receives a minimum of $500,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $500,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. We assure you that you will get your money back if we don't raise the $500,000 in the foregoing time period. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $500,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution. Our officers and directors will not be able to purchase securities in this offering in order to reach the minimum.

We will sell the shares in this offering through Elden Schorn and Terence Schorn, two of our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a) (39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Elden Schorn and Terence Schorn are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be two of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Elden Schorn and Terence Schorn will also distribute the prospectus to potential investors at meetings, to business associates and to there friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Texas, Washington D.C. and outside the United States.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $5,000,000 or annual income exceeding $1,000,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers, many broker-dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement
  Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "SNOWDON RESOURCES CORPORATION".

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at Bank of Montreal, until we have received $500,000. Upon receipt of $500,000, we will withdraw and use the funds. If we do not receive the $500,000 within 180 days of the effective date of this offering, 90 additional days if extended, or a total of 270 days, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated on March 1, 2006. Our administrative office is located at 885 Pyrford Road, West Vancouver, British Columbia, Canada V7S 2A2 and our telephone number is (604) 925-0220 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is April 30. Our mailing address is 885 Pyrford Road, West Vancouver, British Columbia, Canada V7S 2A2.

We are an exploration stage mining company. We have no ore bodies. We intend to prospect for uranium on our one property which contains five claims. We acquired the five claims on April 1, 2006 from Maggie-May Minerals, Inc. Maggie-May Minerals, Inc. is not affiliated with us.

Claims

The following is a list of the claims which we own as filed with Bureau of Land Management, hereinafter the "BLM," showing the claim number, name of claims, date of location and date of expiration for claim. All claims are located in Gila County, Arizona.

AMC #	Claim Name	Date of Location	Date of Expiration

370254	CR # 1	November 26, 2005	September 1, 2006
370255	CR # 2	November 26, 2005	September 1, 2006
370256	CR # 4	November 26, 2005	September 1, 2006
370257	CR # 8	November 26, 2005	September 1, 2006
370258	CR # 10	November 26, 2005	September 1, 2006

Each claim measures 600 feet by 1500 feet and covers 20 acres. Total land position is 100 acres.

In order to keep claims in good standing, a claim maintenance fee in the amount of US$125.00 per claim must be paid by us to the BLM each year on or before September 1. This per claim maintenance fee is due no later than September 1, 2006. There is no grace period for fee payment. We will not cause the claims to expire as a result of not paying the required maintenance fees, provided that mineralized material is found. In the event that our exploration program does not locate mineralization of interest, we will allow claims to expire and cease operations.

The property was as selected based on research of documented occurrences of uranium mineralization in Arizona and because mineralization has been located on other properties nearby, which are underlain by the same lithology. At the adjacent Promontory Butte deposit, important host rocks for radioactive material include siltstones and conglomerates containing abundant carbonaceous material, representing mostly fossilized plants, is thought to have deposited along ancient stream channels. We do not claim to have an ore body. No mineralized material has been discovered on our property. We have not conducted any tests on our property.

Location and Access

The property is located east of the town of Payson, Arizona, and roughly 8 miles west of the small community of Forest Lakes. The property can be accessed from Payson by proceeding east northeast approximately 30 miles on Highway 260 to Colcord Road. About .5 to 1 mile east on Colcord Road, several dirt tracks proceed north about 1500 feet to the claim block. Elevations range on the property from about 6200 to 6450 feet. Terrain is moderate south facing slops, and mostly covered with pine. The property is typically snow free from May to December, providing for a 7 month exploration work season.

MAP 1

MAP 2

Property Geology

Mineralization on the property is hosted within a horizontal sequence of sandstones, shale and carbonates exposed in the escarpment formed by the Mogollon Rim, which defines the southern most exposure of the Colorado Plateau. Formations thought to underlie the project area include the Devonian-Carboniferous-Age Supai sandstone and shale which is in turn underlain by Devonian- Age carboniferous limestone and shale. Outcrop is best exposed along the flanks of drainages. Some areas are obscured by a thin veneer of colluvium.

Mineralization

The type of uranium mineralization causing radiometric anomalies on the property has not been determined. Pitchblende, occurring in concentrated layers and disseminations in the siltstones, sandstones and conglomerates, is thought to be the main uranium bearing mineral present. Accessory minerals may include pyrite and oxides copper. To date, the lithologic unit and extent of mineralization producing anomalous radioactivity in the project area remains poorly understood. The setting is favorable for ancient stream channels hosting carbonaceous material; however, no data exists to suggest mineralization is economic.

History of Previous Work

To date, the only evidence to indicate previous work includes shallow prospects and cuts. Several roads and clearings may have been part of exploratory drilling efforts, however this has not been confirmed. Available literature does indicate that anomalous radioactivity was recognized in the immediate vicinity during the course of regional stream sediment surveys and airborne radiometric work conducted by the Atomic Energy Commission and/or Department of Energy, in the time period between the 1950 to late 1970 . A thorough study of all references related to the CR property has not been attempted.

Our Proposed Exploration Program

We will be prospecting for uranium with the goal of identifying mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal.

We intend to employ a systematic exploration program utilizing surface geochemistry, radiometric surveys and geologic mapping is proposed. Any anomalies of interest may be further investigated by trenching. Targets identified, and considered significant enough to further explore, would be tested by an appropriate spaced drilling program.

At present, our property should be considered undeveloped raw land. Work to date has only included the staking of five contiguous lode claims and the required filing with both county and federal agencies. Maintenance fees due to the BLM for claims held, will be due on or before September 1, 2006, and amount to US $625.00.

The following is our plan and milestones for exploration:

Phase 1
  A crew of four men will establish a survey grid over the claim group. This survey will consist of a baseline running east-west for a distance of 4500ft with crosslines marked by wooden pickets every 100ft. The north-south crosslines will be run 600ft. north and 600ft. south and marked with pickets every 50ft. The cost is $35,200. The time involved is 22 days.

  A Geologist will map the rock structures of the property using the above-mentioned grid for survey controls. If the geological mapping indicates that the area is favorable for uranium deposition stage, then 3, 4 and 5 will be undertaken. The cost is $5,000. The time involved is 10 days.

  A three man crew will take soil samples using the grid for control and these samples will be analyzed for uranium at a laboratory. The cost is $10,000. The time involved is 5 days.

  A radiometric survey will be carried out over the grid to determine if radioactivity is indicated at surface. These results will be plotted for correlation with the other surveys. The cost is $5,000. The time involved is 5 days.

  A magnetometer survey will be carried out over the grid area in an effort to outline any change in magnetism in the underlying rocks. The cost is $5,000. The time involved is 5 days.

  A radon gas survey will be carried out to measure any radioactive gas that may be coming up from the underlying sediments, which would indicate uranium at depth. The cost is $14,250. The time involved is 5 days.

Phase 2
  If the Phase 1 is successful, a Phase 2 reverse circulation drilling program will be initiated. This program will consist of 28 vertical holes drilled to a depth of 300ft using the grid for control. The cost is $146,250. The time involved is 14 days.

  The holes will be surveyed for radon gas as well as probed with a scintillometer to measure for radiation. The cost is $5,000. The time involved is 10 days.

  Upon completion of phase 1 & 2 the results will be plotted and the uranium potential of the claim group will be studied before any further work is carried out. The cost is $5,000. The time involved is 10 days.

Uranium in General

Background

The primary use of uranium oxide ("U3O8" or "uranium") is as a fuel for nuclear power generation. The market for uranium has historically been prone to extreme high and low commodity prices. Commercial demand for uranium began to grow dramatically in the early 1970s as significant numbers of new orders were made for nuclear reactors, but at that time, uranium prices were severely depressed. In January 1973, the price for uranium was US$5.95 per pound (US$13.12 per kilogram). Uranium production began to exceed demand in anticipation of projected reactor construction at that time. The spot uranium price increased significantly and the price reached a peak of nearly US$43.40 per pound (US$95.68 per kilogram) in June 1978. However, the financial impact of retrofitting reactors under construction, the need for approved and anticipated new reactors to meet new environmental regulations, and public fears concerning the Three Mile Island, Pennsylvania event in 1979, resulted in many planned and ordered reactors being cancelled throughout the world. Although the demand for uranium continued to grow in France and Japan, the level of demand did not reach the levels originally predicted and by 1984, a surplus inventory of uranium existed.

Demand for Uranium

U3O8 is the primary material fabricated into fuel for nuclear power plants worldwide. Through the process of nuclear fission, the uranium isotope U235 undergoes a nuclear reaction where its nucleus is split into smaller particles. The reaction releases a significant amount of heat which may be used for electricity generation. Minor amounts of uranium are also used as a feedstock for over 200 private nuclear reactors operated for research purposes and for production of isotopes for medical and industrial end uses.

The demand for U3O8 is directly linked to electrical generation by nuclear power plants. Annual fuel consumption by western nations has increased from approximately 73 million pounds of U3O8 in 1980 to approximately 160 million pounds of U3O8 in 2005. The cost structure of nuclear power generation, which has higher capital costs and lower fuel costs than most other forms of power generation, requires nuclear plants to be kept operating at high capacities in order to achieve optimal economics. As a result, nuclear generation provides baseload electrical power making the demand for uranium fuel more predictable than most other fuels. Demand forecasts for uranium depend largely on forecasts of installed and operable nuclear power generation capacity, regardless of economic fluctuations or the demand for other forms of power.

World net electricity consumption is expected to nearly double over the next two decades, according to the United States Energy Information Administration's International Energy Outlook 2004 reference case forecast. Total demand for electricity is projected to increase on average by 2.3% per year from 13,290 billion kilowatt hours in 2001 to 23,072 billion kilowatt hours in 2025. This projection assumes that developing countries in Asia, including China and India, will continue their current economic expansion with overall gross domestic product ("GDP") growth of 5% annually over the period. The rate of economic growth of China and India is approximately 2% greater than the average global GDP growth rate. The energy demand accompanying economic growth in Asia is expected to double over the next two decades and account for 40% of the total increase in projected world energy consumption over that period.

The World Nuclear Association (the "WNA") reported that worldwide uranium fuel consumption attributed to fuel reactors in 2004 was 173 million pounds. The 2003 Nuclear Energy Agency/Organization for Economic Cooperation and Development Red Book projects that demand will increase to between 191 and 224 million pounds of U3O8 by 2020, representing an annual growth rate of between 0.6% and 1.7%.

According to the WNA, as of August 2005, there were a total of 440 operable commercial nuclear power plants globally with an aggregate installed generating capacity of 367,684 megawatts requiring 178 million pounds of U3O8 per year. These commercial nuclear plants are currently supplying approximately 16% of the world's power requirements. Worldwide, an additional 23 commercial nuclear power plants, representing 17,431 megawatts of electricity, are under construction. Finland, France, Russia, China, India, Pakistan and Japan have plans to build new reactors, in addition to those now under construction. New construction is currently centered in Asia. In China, nine operating reactors account for approximately 1% of all power generation in that country. China currently has two reactors under construction and it has been reported that it is planning to build another eight reactors in the near future.

Significant increases in the cost of producing electricity due to escalating oil, coal, and natural gas prices, as well as global warming concerns are increasing international interest in nuclear power and bringing demand for uranium to new levels. The need for security of supply and protection against the rapidly rising cost of energy is also one of the arguments being made by advocates in favor of using nuclear power.

Countries which have turned away from nuclear power in the past, such as Italy and Turkey, are now re-considering the nuclear option. Other countries such as Sweden and Belgium are reviewing earlier decisions to phase out nuclear power plants. The Labour Party in the United Kingdom, under Prime Minister Tony Blair, as recently as July 2005, has made public comments indicating the real possibility of launching new nuclear power programs.

In the United States, which is the largest producer of nuclear power in the world, the nuclear industry is extremely active. US reactors have improved operating efficiencies to greater than 90%. Thirty-three reactors have been granted 20-year license extensions by the Nuclear Regulatory Commission since 2000. License extension applications have been filed for an additional 16 reactors, and 25 more reactors are expected to file for license extensions within the next six years. NuStart Energy Development, LLC, a consortium of eight companies including utilities and design groups, is participating in a 50-50 cost sharing program that is part of the United States Department of Energy's Nuclear Power 2010 initiative, a program designed to commence construction of a new nuclear plant in the US by that date.

On August 8, 2005, President George W. Bush signed into law The Energy Policy Act of 2005 (the "Energy Act"), which incorporates a wide range of measures that support today's operating nuclear plants and provide important incentives to build new nuclear plants, including:
*	production tax credits, loan guarantees and risk protection for companies pursuing the first new reactors;
*	an extension of the Price-Anderson Act, an insurance framework for protecting the public in the event of a nuclear incident; and
*	authorization of funding for nuclear energy research and development, as well as funding to build an advanced hydrogen cogeneration reactor in the State of Idaho.

We believe that the Energy Act is a positive step taken by President George W. Bush to reach the goal of generating sufficient quantities of electricity to meet growing demand, but without emitting pollutants or greenhouse gases.

Supply of Uranium

Uranium production has fallen below reactor demands and consumption for almost 20 years. In October 2004, the WNA announced that current production from uranium mines was only providing 55% of the world's demand. Nuclear utilities around the world consumed approximately 173 million pounds of uranium in 2004, while world mine production was only 105 million pounds.

Since 1985, the world uranium industry has experienced continued consolidation and reduction due to a market oversupplied with government and utility inventories. Utility deregulation during this period motivated nuclear utilities to consume or dispose of large inventories that had been built up during the 1970s. National governments, recognizing the commercial nature of nuclear electrical generation, made decisions to dispose of strategic stockpiles of uranium. As the economic polices of the former Soviet Union began changing in the late 1980s, large quantities of uranium that had been mined during the Cold War began flowing into the world market. In February 1993, the US and Russia entered into an agreement (the "HEU Agreement") to manage the disposition of highly enriched uranium ("HEU") derived from the dismantlement of Russian nuclear warheads. Under the HEU Agreement, over a term of 20 years, weapons-derived HEU was to be diluted in Russia and delivered into the US as low enriched uranium ("Disarmament Uranium"), suitable for use in nuclear power plants. Disarmament Uranium scheduled for delivery during this period represented approximately 400 million pounds of natural uranium as U3O8. These alternate sources of supply overwhelmed the market, keeping prices well below most producers' costs.

The shortfall in supply over the past two decades has been met by above-ground material derived from previously-mined uranium, including (i) highly-enriched fissionable material from nuclear weapons blended with low enriched uranium, which supplies approximately 11% of world demand; (ii) reprocessed uranium and plutonium derived from used reactor fuel; (iii) depleted uranium enrichment tails, which are re-enriched and added to the fuel mix used by some utilities in Europe and which supply approximately 6% to 8% of world demand; and (iv) excess inventories held by utilities, producers, other fuel cycle participants, and governments. According to The Nuclear Review, excess inventories are now estimated to be less than 100 million pounds. Inventories have been drawn down, on average, by 35 to 40 million pounds annually over the last decade. If mine production continues at current volumes, the current excess inventory is expected to cover the production shortfall for three years or less.

In March 1999, Cameco Corporation ("Cameco"), COGEMA Mining, Inc. and RWE NUKEM, Inc. (collectively, the "Western Companies") and Techsnabexport ("Tenex") entered into an agreement (the "HEU Feed Agreement") that provided for the sale and disposition of Disarmament Uranium. Tenex, the Russian agent, modified the HEU Feed Agreement with the Western Companies in 2004 allowing it to retain approximately seven million pounds of uranium per year for its own needs commencing in 2008. The Western Companies had previously assumed that such amount of uranium would be available to them. Russia provides fuel to Russian-designed reactors around the world, which require twice as much U3O8 as Russia produces. In addition, Russia is proceeding with an ambitious domestic nuclear expansion program which will make this shortfall in U3O8 supply even more pronounced. Furthermore, Russia has indicated that it may not renew the HEU Feed Agreement when it expires in 2013.

Historically, the abundance of above-ground materials not only caused existing higher-cost suppliers to be driven out of business, but new mines were also discouraged from starting and exploration was neglected. Currently, the absence of new production sources and depletion of uranium stockpiles has raised concerns about a looming shortage of uranium. Management of High Plains believes that over the next 10 years there will be a shortfall of uranium of as much as 90 million pounds per year. In the event that Russia does not renew the HEU Feed Agreement and world consumption of uranium continues to increase, new sources of uranium must be found. World mine production needs to expand significantly after 2005 to meet current and estimated future consumption.

Critical considerations in evaluating the potential for new supplies are lead times and capital costs required to obtain permits and develop new uranium production. The lead time for most new production facilities from discovery to production has historically been approximately 10 to 20 years due to environmental challenges and the technical difficulties inherent in uranium mining. Higher prices for uranium are expected to induce new capacity and projects previously deferred will be reviewed. This process will be underpinned by new investment in the segment. Uranium mine production must increase to meet future demand. We believe that the shorter lead time for developing and obtaining permits for their ISL properties in the US creates a competitive advantage for us.

Supply Deficit

The uranium supply deficit has been caused by an oversupply of cheap uranium inventories that have taken 20 years to consume. The depressed prices resulted in the development of a limited number of deposits around the world and uranium exploration effectively ceased. Although exploration has increased recently with the rise in uranium demand and pricing, the discovery of uranium deposits, approval by applicable regulatory authorities, and progression to production can take an exploration company at least four years to achieve and in most cases, a decade or longer.

Each year since 1989, the consumption of uranium has exceeded primary production by a substantial margin. In 2004, global demand for uranium was approximately 173 million pounds while global production was 105 million pounds. The supply shortage of approximately 70 million pounds has been accommodated by sales from existing inventories, former stockpiles stored in Russia and recycling programs. Uranium held in inventories is being drawn down by 35 to 40 million pounds per year and The Nuclear Review publication estimates that global excess inventories are less than 100 million pounds.

In summary, the uranium market will face a growing supply deficit until new mines produce sufficient quantities of uranium to meet the growing demand from the increasing number of operating reactors. Recent decreases in inventory levels, the recognition by Russia of its own internal need for uranium supply (which has resulted in Russia becoming a net importer of uranium), and the construction of approximately 40 new commercial reactors over the next 10 to 15 years will exacerbate this shortfall.

Uranium Producers

The uranium production industry is highly concentrated with a small number of companies operating in relatively few countries. According to the WNA, in 2004, four major uranium producers accounted for approximately 67% of uranium production in the world. The top 10 uranium producing companies control 88% of world uranium production. State-owned firms in Russia, Kazakhstan, Uzbekistan and Ukraine accounted for 23% of the world's uranium production. The Canadian uranium industry has been the leading supplier of uranium in recent years with production of 30.2 million pounds U3O8 in 2004, representing nearly 30% of world production.

Entity Share of World 2004
Uranium Production
Cameco Corporation	19.9%
Areva (COGEMA)	19.6%
Rio Tinto	18.7%
WMC Resources Ltd.	9.0%
TOTAL	67.2%

Production of uranium in the US has declined to approximately 2.3 million pounds in 2004 from 43.7 million pounds in 1980, while US demand for uranium is currently over 55 million pounds. This demand and supply imbalance is significant and President George W. Bush has recently stated publicly that energy supply including uranium is a key strategic issue for the US.

Our principal competitors are uranium exploration and pre-production companies, including: Energy Metals Corp., Strathmore Minerals Corp., Uranium Resources, Inc., Everest Exploration, Inc., Rio Grande Resources Corporation and Cotter Corporation who are also active in securing uranium property interests throughout the United States. We believe that our focused geographic strategy and experienced team position us well among these competitors.

Pricing of Uranium

The vast majority of uranium is sold by producers under long-term contracts, hence the spot market for uranium is limited. There is no publicly quoted futures market for uranium. Term contracts typically provide for deliveries to begin one to three years after execution and generally run for several years. Market participants rely on multiple published price opinions based on historical data and market sentiment. Contract uranium prices are established by a number of methods, including base price levels adjusted by inflation indices, reference prices (multiple published spot price opinions as well as long-term reference prices) and annual price negotiations. Many contracts also contain minimum and maximum prices and other negotiated adjustments which effect the price ultimately paid. Prices under uranium supply contracts are usually confidential.

Utilities also acquire uranium by way of spot and near-term purchases from producers and traders. Spot market purchases usually have delivery dates within one year of the purchase. Traders generally source their uranium from organizations holding excess inventory including utilities, producers and governments. We estimate that the spot market volume in 2004 was about 20 million pounds, which was consistent with the volume over the last eight or nine years and represented approximately 12% of demand.

The spot price of U3O8 currently lags the long-term price by approximately US$1.00 to US$2.00 per pound. This difference reflects the increased premium to secure a long-term supply in a tightening market. We believe that this gap between long-term and short-term prices may put additional upward pressure on the spot price to the extent that material potentially available for spot sales is diverted to the long-term market.

The Uranium Production Process

Uranium ore is mined in one of the three ways depending on the characteristics of the deposit. First, uranium deposits close to the surface can be recovered using an open pit mining method. Second, higher-grade, deeper deposits can be mined using conventional underground mining methods. Third, if ground conditions are appropriate, ISL can be used. ISL tends to be a lower cost mining method for deeper or lower grade deposits. We expect to recover uranium by ISL. ISL can partially offset the effect of lower grade deposits and we are of the view that generally, in the US it is easier and faster to obtain a permit to engage in ISL mining than to use conventional mining methods.

The ISL Process

In the case of ISL mining technology, an oxygen-rich leaching solution is injected through wells drilled into the deposit. The solution changes the pH level of the groundwater to mildly alkaline in a uranium-bearing aquifer and with added oxygen, creates an environment in which the uranium dissolves. The groundwater is then pumped to the surface and treated to recover the uranium. After the uranium has been extracted, the groundwater is pumped back into the aquifer. ISL mining technology was developed for uranium approximately 35 years ago and accounted for approximately 21% of the world's uranium production in 2004 and accounts for approximately 85% of all uranium recovered in the US (see Table I). The principal advantages of the ISL mining process over open pit and conventional underground mining processes include safer operations, low capital and operating costs, and minimal environmental impact. The ISL mining technology minimizes disturbance of the land's surface as there are no open pit excavations or underground shafts, and the ore body is not exposed to employees or the atmosphere. Additionally, ISL mining technology does not produce large volumes of waste and tailings. All operator activity occurs on the surface with little dust generation as the processing plant does not require crushing or grinding facilities. On completion of uranium recovery, wells can be plugged from top to bottom with concrete and capped, process facilities removed and the land surface rehabilitated with little or no evidence of uranium recovery activities.

ISL mining technology is typically carried out where the uranium mineralization is located in unconsolidated sands, sandstone or permeable rocks situated between impermeable strata and below the water table in an ore zone chemically suited for leaching. Countries with suitable deposits currently being mined using ISL include the United States, Australia, Kazakhstan and Uzbekistan. In the United States, ISL is considered to be the most cost effective and environmentally acceptable method of mining. Other advantages of ISL mining technology include fewer regulatory requirements in obtaining a mining permit and significantly lower capital and reclamation costs compared to traditional mining methods.

In the US, the most active areas with potential for near-term production growth are those with ISL targets located throughout the western United States and Texas. There are currently producing ISL and conventional mines in Wyoming and Texas operated by other companies, thus a regulatory regime for uranium ISL mining in these jurisdictions has already been developed.

The Nuclear Fuel Cycle

The nuclear fuel cycle begins with uranium's transformation from ore in the ground into nuclear fuel and ultimately ends with the disposal of waste products from the reactor. After initial extraction from the deposit, the uranium ore is transported to a mill for processing. The first step in milling is to crush the ore and treat it with acid to separate the uranium metal from rock. The net result of leaching is an 80-90% U3O8 concentrate, also known as "yellowcake". U3O8 is the uranium product sold on the market. Following milling, the U3O8 is converted to uranium hexafluoride ("UF6") and then enriched by heating it above 56 degrees Celsius to create a gas, in which the uranium attains a workable form. Enriched UF6 is then converted to uranium dioxide ("UO2") powder and formed into pellets, which are encased in thin metal tubes to form fuel rods. The fuel rods are grouped into fuel assemblies, which form the core of the reactor. Inside the reactor, uranium isotope U235 fissions, or splits, produce a massive amount of heat that is used to generate steam that drives turbines and creates electricity. A 1,000 megawatt reactor needs about 75 tons of low-enriched uranium to produce approximately seven billion kilowatt hours of electricity each year.

Once the fuel is consumed, it is removed from the reactor and stored on-site for a number of years while its radioactivity and heat subside. After a period of storage, the highly radioactive residue produced can be separated and packaged for either chemical reprocessing to recover any residual uranium or by-product plutonium, which are useful sources of energy, or stored without chemical treatment for up to 50 years to allow the radioactivity to diminish. Depending on the design of the disposal facility, the spent fuel may be recovered again or will be encapsulated in sturdy, leach-resistant containers and permanently placed deep underground, where it originated, thus completing the cycle.

Government Regulation

Our mineral exploration program is subject to the regulations of the Bureau of Land Management.

The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Rental Fee Requirement

The Federal government's Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $125 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by September 1 of each year. We have paid this fee through 2006. The assessment year ends on noon of September 1 of each year. The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders made qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located. We do not qualify for a Small Miner Exemption. The following sets for the BLM fee schedule:

Fee Schedule* (per claim)
Location Fee	$30.00
Maintenance Fee.	$125.00
Service Charges	$10.00
Transfer Fee	$5.00
Proof of Labor	$5.00
Notice of Intent to Hold	$5.00
Transfer of Interest	$5.00
Amendment	$5.00
Petition for Deferment of Assessment Work	$25.00
Notice of Intent to Locate on Stock Raising Homestead land	$25.00
* Fee schedule reflects increases of July 2004 and July 2005.

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken "before" and "after" any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant's responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

The Arizona law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Arizona trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

The Company will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Arizona and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in the State of Arizona is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area.

Employees and Employment Agreements

At present, we have no full-time employees. Our officers and directors are part-time employees and each will devote about 10 hours or 25% of their time per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum amount in this offering of $500,000 in order to remove uncertainties surrounding our ability to continue as a going concern.

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $500,000. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

Phase 1
  A crew of four men will establish a survey grid over the claim group. This survey will consist of a baseline running east-west for a distance of 4500ft with crosslines marked by wooden pickets every 100ft. The north-south crosslines will be run 600ft. north and 600 ft south and marked with pickets every 50ft. The cost is $35,200. The time involved is 22 days.

  A Geologist will map the rock structures of the property using the above-mentioned grid for survey controls. If the geological mapping indicates that the area is favorable for uranium deposition stage, then 3, 4 and 5 will be undertaken. The cost is $5,000. The time involved is 10 days.

  A three man crew will take soil samples using the grid for control and these samples will be analyzed for uranium at a laboratory. The cost is $10,000. The time involved is 5 days.

  A radiometric survey will be carried out over the grid to determine if radioactivity is indicated at surface. These results will be plotted for correlation with the other surveys. The cost is $5,000. The time involved is 5 days.

  A magnetometer survey will be carried out over the grid area in an effort to outline any change in magnetism in the underlying rocks. The cost is $5,000. The time involved is 5 days.

  A radon gas survey will be carried out to measure any radioactive gas that may be coming up from the underlying sediments, which would indicate uranium at depth. The cost is $14,250. The time involved is 5 days.

Phase 2
  If the Phase 1 is successful, a Phase 2 reverse circulation drilling program will be initiated. This program will consist of 28 vertical holes drilled to a depth of 300ft using the grid for control. The cost is $146,200. The time involved is 14 days.

  The holes will be surveyed for radon gas as well as probed with a scintillometer to measure for radiation. The cost is $5,000. The time involved is 10 days.

  Upon completion of phase 1 & 2 the results will be plotted and the uranium potential of the claim group will be studied before any further work is carried out. The cost is $5,000. The time involved is 10 days.

All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on March 1, 2006 to April 30, 2006

We acquired one property containing five claims. We have staked the property and will begin our exploration plan upon completion of this offering.

Since inception, we have used loans from Woodburn Holdings Ltd., a corporation controlled by Robert Baker, our secretary and from West Peak Ventures Canada Limited, a corporation controlled by Tim Brock, a shareholder to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided since inception on March 1, 2006 to April 30, 2006 was $21,331 in the form of loans from Woodburn Holdings, Ltd. and West Peak Ventures of Canada Limited for legal and accounting expenses. The advances are not evidenced by any written documentation and do not accrue interest. They advances will be repaid when we have funds to do so.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business operations.

We issued 10,000,000 shares of common stock pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock.

As of April 30, 2006, our total assets were $1,131 and our total liabilities were $31,331.

MANAGEMENT

Officers and Directors

Our directors serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Elden Schorn	66	president, principal executive officer, treasurer,
235 Keith Road, Suite 1247		principal accounting officer, and principal financial
West Vancouver, British Columbia		officer and a member of the board of directors
Canada V7T 1L5

Terence Schorn	72	vice president of exploration and a member of
5353 Aspen Drive		the board of directors
West Vancouver, British Columbia
Canada V7W 3E4

Robert Baker	52	secretary and member of the board of directors
885 Pyrford Road
West Vancouver, British Columbia
Canada V7S 2A2

David Hackman	64	member of the board of directors
2420 North Huachuca Drive
Tucson, Arizona 85745

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Since March 1, 2006, Elden Schorn has been our president, principal executive officer, treasurer, principal financial officer and a member of our board of directors. On January 5, 2006, Elden Schorn was appointed to the board of directors of Global Green Solutions Inc. formerly High Grade Mining Corp, a Nevada corporation traded on the Bulletin Board under the symbol "GGRN." Global Green Solutions, Inc. is engaged in the business of reducing greenhouse emissions. Mr. Schorn was also appointed president, principal executive officer, treasurer, principal financial officer and principal accounting officer. From November 3, 2005 to present, Mr. Schorn was the chief executive officer of Global Green Solutions Inc. Global Green Solutions Inc. establishes financing and implements projects internationally to reduce Green House Gas emissions and develops green credits for sale in the carbon markets taking advantage of the mechanisms established under the Kyoto Accord. Global Green Solutions, Inc. is not traded anywhere. From September 1996 to September 2004, Mr. Schorn was the president of Schorn Consulting Ltd. Schorn Consulting Ltd. provided financial services, investor relations support and government relations consulting services to companies and industry associations, as well as to the Canadian Federal and British Columbia Provincial Government. From 1995 to 1997, Mr. Schorn was Vice President, B.C. Region, Canadian Manufacturers and Exporters Association (CEO of the Association of British Columbia). The Canadian Manufacturers and Exporters Association is Canada's leading business network who's members are responsible for 75% of Canada's manufactured goods and 90% of Canada's manufactured exports. From 1993 to 1995, Mr. Schorn was Consul and Senior Investment Advisor, Canadian Consulate, New York, New York. As Consul and Senior Investment Advisor, Mr. Schorn was the Canadian Government representative in New York responsible for dealing with the United States on all matters related to U.S. investment in Canada with a primary focus on dealing with the New York financial community for investment in Canada and with U.S. corporations for plant expansion in Canada. From July 1998 to July 2003, Mr. Schorn was the Director General, Operations, Western Diversification Canada, Government of Canada. As such Mr. Schorn was responsible for operations in British Columbia of an investment fund established by the Federal Government of Canada in Western Canada. Mr. Schorn graduated from the Faculty of Education University of British Columbia and did additional course work at the University of Alberta.

Since March 1, 2006, Terence Schorn has been our vice president of exploration and a member of our board of directors. Mr. Schorn is a graduate of the Haileybury School of Mines, holds a diploma in Gemmology and has over forty-five years experience in the mineral industry. Since January 2001, Mr. Schorn has been president and director of War Eagle Mining Company Inc., an exploration stage mining company conducting exploration activity in Mexico. Since February 2006, Mr. Schorn has been a director of Twenty-Seven Capital Corp. Mr. Schorn is a Professional Geoscientist, registered with The Association of Professional Engineers and Geoscientists of British Columbia as well as an Accredited Gemologist. Terence Schorn is the brother of Elden Schorn, our president.

Since March 1, 2006, Mr. Baker has been our secretary and a member of the board of directors. From June 2003 to January 5, 2006, Mr. Baker was president, principal executive officer, treasurer, and principal financial officer of Global Green Solutions Inc. formerly High Grade Mining Corp, a Nevada corporation traded on the Bulletin Board under the symbol "GGRN." Global Green Solutions, Inc. is engaged in the business of reducing greenhouse emissions. Since June 2003, Mr. Baker has been a secretary and a director or Global Green Solutions, Inc. Since May 27, 2005, Robert Baker has been secretary and a member of the board of directors of Marathon Gold Corp., a Nevada corporation engaged in the business of mining exploration. Since December 9, 2004, Robert Baker has been the secretary and a member of the board of directors of International Gold Corp., a Nevada corporation engaged in the business of mining exploration. From January 2004 to March 24, 2006, Robert Baker was the president, principal executive officer, treasurer and principal financial officer until he resigned on March 24, 2006. He remains a member of the board of directors of Sterling Gold Corporation, a Nevada corporation, engaged in the business of mining exploration. Since September 2004, Mr. Baker has been a director and secretary of Tapestry Ventures Ltd. located in Vancouver, British Columbia. Tapestry Ventures is engaged in the business of mining exploration. Tapestry Ventures does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol TPV.H. Since October 2004, Mr. Baker has been a director and secretary of Tapango Resources Ltd. located in Vancouver, British Columbia. Tapango Resources is engaged in the business of mining exploration. Tapango Resources does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol TPA.H. Since November 2004, Mr. Baker has been a director of Cierra Pacific Ventures Ltd. located in Vancouver, British Columbia. Cierra Pacific is engaged in the business of mining exploration. Cierra Pacific does not file reports with the United States Securities and Exchange Commission, but is listed for trading on the TSX Venture Exchange under the symbol CIZ.H. From June 2002 to October 2003, Mr. Baker was the president, principal executive officer, treasurer, principal financial officer and a member of the board of directors of TexEn Oil & Gas, Inc. From November 1, 1998 to June 4, 2002, Mr. Baker was a registered representative with Canaccord Capital Corporation, a Canadian broker/dealer. Canaccord Capital Corporation is a broker-dealer registered with the United States Securities and Exchange Commission.

Since March 1, 2006, David Hackman has been a member of our board of director. From July 2000 to April 2006, Mr. Hackman was Vice President and Director of War Eagle Mining Company, Inc., an exploration stage mining company conducting exploration activity in Mexico. From January 1996 to June 2000 Mr. Hackman was Vice President of Exploration, President and Director, Silver Eagle Resources Ltd., an exploration stage mining company. From February 1990 to December 1995, Mr. Hackman was President, Liximin Inc. Tucson-based mineral exploration and mine development company specializing in mineral deposits amenable to hydrometallurgical processing. From June 1976 of January 1990, Mr. Hackman was Principal, SAGE Associates, Inc. Tucson-based minerals engineering and exploration consulting business that provided regional geological exploration, detailed geologic mapping, air photo interpretation, preliminary mine evaluation, geochemical and geophysical surveys and exploration drilling. From December 1971 to June 1974, Mr. Hackman was a geologist for ALCOA. He directed the exploration of a copper deposit at San Antonio de la Huerta, Sonora, Mexico. Program included surface and underground mapping, diamond drilling, and interpretation of the geology in conjunction with geophysical data. He developed feasibility studies and financial analyses to determine the appropriate mining method. Mr. Hackman holds a Bachelor of Science degree in geophysical engineering from Colorado School of Mines (1964); a Master of Science degree int geophysical engineering from the University of Arizona (1971); and, Doctor of Philosophy degree in geological engineering from the University of Arizona (1982).

Conflicts of Interest

At the present time, we do not foresee a direct conflict of interest. The only conflict that we foresee is that all of our officers and directors devote time to projects that do not involve us. In the event that our officers and directors cease devoting time to our operations, they have agreed to resign officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on March 1, 2006 through April 30, 2006, for our officers and director/s. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table
						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
						Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Elden Schorn	2006	0	0	0	0	0	0	0
President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Terence Schorn	2006	0	0	0	0	0	0	0
Vice President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Robert M. Baker	2006	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

David Hackman	2006	0	0	0	0	0	0	0
Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

We have not paid any salaries in 2006, and we do not anticipate paying any salaries at any time in 2007. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold
Elden Schorn	0	0	0.00%
235 Keith Road, Suite 1247
West Vancouver, British Columbia
Canada V7T 1L5

Terence Schorn	0	0	0.00%
5353 Aspen Drive
West Vancouver, British Columbia
Canada V7W 3E4

Robert Baker [2]	5,000,000	5,000,000	25.00%
885 Pyrford Road
West Vancouver, British Columbia
Canada V7S 2A2

David Hackman	0	0	0.00%
2420 North Huachuca Drive
Tucson, Arizona 85745

All Officers and Directors	5,000,000	5,000,000	25.00%
as a Group (4 persons)

Tim Brock [3]	5,000,000	5,000,000	25.00%
5866 Eagle Island
West Vancouver, British Columbia
Canada

[1]

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Mr. Brock and Mr. Baker are the only "promoters" of our company.

[2]	Mr. Baker holds title to his common stock in the name of Woodburn Holdings Ltd., a British Columbia corporation, which he owns and controls.
[3]	Mr. Brock holds title to his common stock in the name of West Peak Ventures of Canada Limited, a British Columbia corporation, which he owns and controls.

Future Sales by Existing Stockholders

5,000,000 shares of common stock were issued to Woodburn Holdings Ltd, a corporation owned and controlled by our secretary, Robert M. Baker and 5,000,000 shares of common stock were issued to West Peak Ventures of Canada Limited, a corporation owned and controlled by Tim Brock, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition commencing on May 26, 2005. If the minimum number of shares are sold, Woodburn Holdings Ltd. and West Peak Ventures of Canada Limited could each sell up to 150,000 shares quarterly. If the maximum number of shares are sold, Woodburn Holdings Ltd. and West Peak Ventures of Canada Limited could each sell up to 200,000 shares quarterly.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

Our current shareholders will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Because an officer, director and a major shareholder will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 50% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In March 2006, we issued a total of 5,000,000 shares of restricted common stock to Woodburn Holdings, Ltd., a corporation owned and controlled by Robert M. Baker, our secretary, in consideration of $50 and 5,000,000 shares of restricted common stock to West Peak Ventures of Canada Limited, a corporation owned and controlled by Tim Brock, in consideration of $50.00.

Mr. Baker allows us to use approximately 250 square feet of his home for our office space on a rent free basis.

Woodburn Holdings, Ltd. and West Peak Ventures of Canada Limited advanced $21,331.60 for legal and accounting expenses. The advances are not evidenced by any written documentation and do not accrue interest. They advances will be repaid when we have funds to do so.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to April 30, 2006, included in this prospectus have been audited by Morgan & Company, Chartered Accountants, 700 West Georgia Street, Suite 1488, Vancouver, British Columbia, Canada V7Y 1A1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, and telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Audited financial statements for the period ended April 30, 2006:

Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

To the Stockholders and Directors of
SNOWDON RESOURCES CORPORATION

We have audited the accompanying balance sheet of Snowdon Resources Corporation as of April 30, 2006 and the related statement of operations, stockholders' equity, and cash flow for the period from inception, March 1, 2006 to April 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2006 and the results of its operations and its cash flows for the period ended April 30, 2006 in conformity with United States generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, has negative cash flows, has a stockholders' deficiency and is dependent upon obtaining adequate financing to fulfill its exploration activities. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"Morgan & Company"

June 1, 2006	Chartered Accountants

Index

SNOWDON RESOURCES CORPORATION
 (An Exploration Stage Company)

BALANCE SHEET

APRIL 30, 2006
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$1,131

LIABILITIES

Current
Accounts payable and accrued liabilities	$10,000
Due to related parties (Note 5)	21,331
31,331

Commitments and contractual obligations (Note 8)

STOCKHOLDERS' DEFICIENCY

Capital Stock (Note 6)
Authorized:
100,000,000 common shares with a par value of $0.00001 per share
100,000,000 preferred shares with a par value of $0.00001 per share
(none issued)

Issued and outstanding:
10,000,000 common shares at April 30, 2006	100

Deficit Accumulated During The Exploration Stage	(30,300)
(30,200)

$1,131

The accompanying notes are an integral part of these financial statements.

Index

SNOWDON RESOURCES CORPORATION
 (An Exploration Stage Company)

STATEMENT OF OPERATIONS

PERIOD FROM INCEPTION, MARCH 1, 2006, TO APRIL 30, 2006
(Stated in U.S. Dollars)

Revenue	$-

Expenses
Professional fees	20,000
Mineral claim payment	10,000
Office and sundry	300

Net Loss For The Period	$30,300

Basic And Diluted Loss Per Share	$0.00

Weighted Average Number Of Shares Outstanding	6,393,443

The accompanying notes are an integral part of these financial statements.

Index

SNOWDON RESOURCES CORPORATION
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, MARCH 1, 2006, TO APRIL 30, 2006
(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$(30,300)

Adjustment To Reconcile Loss To Net Cash Used By Operating Activities
Accounts payable and accrued liabilities	10,000
(20,300)

Cash Flows From Financing Activities
Issuance of share capital	100
Due to shareholders	21,331
21,431

Increase In Cash	1,131

Cash, Beginning Of Period	-

Cash, End Of Period	$1,131

The accompany notes are an integral part of these financial statements.

Index

SNOWDON RESOURCES CORPORATION
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS' DEFICIENCY

PERIOD FROM INCEPTION, MARCH 1, 2006, TO APRIL 30, 2006
(Stated in U.S. Dollars)

	COMMON STOCK		DEFICIT
	NUMBER		ACCUMULATED
	OF		DURING THE
	COMMON	PAR	EXPLORATION
	SHARES	VALUE	STAGE	TOTAL

Beginning balance, March 1, 2006	-	$-	$-	$-
March 22, 2006 - Shares issued for cash at
$0.00001	10,000,000	100	-	100
Net loss for the period	-	-	(30,300)	(30,300)

Balance, April 30, 2006	10,000,000	$100	$(30,300)	$(30,200)

The accompany notes are an integral part of these financial statements.

Index

SNOWDON RESOURCES CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  OPERATIONS

  Organization

  The Company was incorporated in the State of Nevada, U.S.A., on March 1, 2006.

  Exploration Stage Activities

  The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining claims. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

  Going Concern

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

  As shown in the accompanying financial statements, the Company has incurred a net loss of $30,300 for the period from March 1, 2006 (inception) to April 30, 2006, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral claims. Management has plans to seek additional capital through a public offering of its common stock with a Form SB-2 filing to raise minimum proceeds of $500,000 by the issuance of 5,000,000 common shares at $0.10 per share. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

Index

SNOWDON RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

    Exploration Stage Enterprise

    The Company's financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 ("SFAS 7"), "Accounting and Reporting for Development Stage Enterprises," as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

    Cash

    Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits.

    Mineral Property Acquisition Payments

    The Company expenses all costs incurred on mineral properties to which it has secured exploration rights prior to the establishment of proven and probable reserves. If and when proven and probable reserves are determined for a property and a feasibility study prepared with respect to the property, then subsequent exploration and development costs of the property will be capitalized.

    The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

    Exploration Expenditures

    The Company follows a policy of expensing exploration expenditures until a production decision in respect of the project and the Company is reasonably assured that it will receive regulatory approval to permit mining operations, which may include the receipt of a legally binding project approval certificate.

Index

SNOWDON RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  d.       Exploration Expenditures (Continued)

  Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

  If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

  The Company's exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

  The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

  e.       Use of Estimates and Assumptions

  The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Index

SNOWDON RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  f.       Financial Instruments

  The carrying values of cash and accounts payable and accrued liabilities approximate their fair value because of the short maturity of these instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The Company's financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

  g.       Environmental Costs

  Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

  h.       Income Taxes

  The Company uses the asset and liability method of accounting for income taxes in accordance with SFAS No. 109 - "Accounting for Income Taxes". This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

  i.       Basic and Diluted Net Loss Per Share

  The Company reports basic loss per share in accordance with SFAS No. 128 - "Earnings Per Share". Basic loss per share is computed using the weighted average number of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company generated net losses in the period presented, the basic and diluted loss per share is the same, as any exercise of options or warrants would be anti-dilutive.

Index

SNOWDON RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  j.       Foreign Currency Translation

  The Company's functional currency is the U.S. dollar. Transactions in Canadian dollars are translated into U.S. dollars as follows:

    monetary items at the rate prevailing at the balance sheet date;
    non-monetary items at the historical exchange rate;
    revenue and expense at the average rate in effect during the applicable accounting period.

  Gains and losses on translation are recorded in the statement of operations.
  RECENT ACCOUNTING PRONOUNCEMENTS

  a.     The FASB issued FASB Interpretation No. ("FIN") 47 - "Accounting for Conditional Asset Retirement Obligations" in March 2005. FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. This interpretation also clarifies the circumstances under which an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The Company does not expect this guidance to have a material impact on its financial statements.

  b.     In November 2005, the FASB issued Staff Position No. FAS 115-1 - "The Meeting of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP 115-1"). FSP 115-1 provides accounting guidance for identifying and recognizing other-than-temporary impairments of debt and equity securities, as well as cost method investments in addition to disclosure requirements. FSP 115-1 is effective for reporting periods beginning after December 15, 2005, and earlier application is permitted. The Company has determined that the adoption of FSP 115-1 does not have an impact on its result of operations or financial position.

Index

SNOWDON RESOURCES CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

  c.     In March 2005, the Emerging Issue Task Force issued EITF Issue 04-6 - "Accounting for Stripping Costs in the Mining Industry ("EITF Issue 04-6"), stating that post-production stripping costs are a component of mineral inventory costs subject to the provisions of the American Institute of Certified Public Accountants Accounting Research Bulletin No. 43 - "Restatement and Revision of Accounting Research Bulletins, Chapter 4, "Inventory Pricing", ("ARB No. 43"). Based upon this statement, post production stripping costs are considered as costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in costs of coal sales in the same period as the revenue from the sale of the inventory. In addition, capitalization of such costs would be appropriate only to the extent inventory exists at the end of a reporting period. The provisions will be effective for financial statements issued for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The Company has determined that the adoption of EITF Issue 04-6 does not have an impact on its results of operations or financial position since the Company is still in the exploration stage and has not yet realized any revenues from its operations.

  d.     On March 31, 2004, the EITF issued EITF 04-3, "Mining Assets' Impairment and Business Combinations" ("EITF 04-3") which concluded that entities should generally include values in mining properties beyond proven and probable reserves and the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets.

  e.     In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123 (revised 2004)"), "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces FASB Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company has determined that the adoption of SFAS 123 (revised 2004) does not have an impact on its results of operations or financial position.

Index

SNOWDON RESOURCES CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

  f.     In November 31, 2004, FASB issued Statement of Financial Accounting Standards No. 151 ("SFAS 151"), "Inventory Costs". The adoption of SFAS 151 does not have an impact on the Company's results of operations or financial position.

  g.     In December 2004, FASB issued Statement of Financial Accounting Standards No. 153 ("SFAS 153"), "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". The Company has determined that the adoption of SFAS 153 does not have an impact on the Company's results of operations or financial position.

  MINERAL CLAIM INTEREST

  During the year ended April 30, 2006, the Company acquired a 100% interest in five mineral claims located in Gila Country, Arizona, USA. The consideration for the acquisition was a cash payment of $10,000, which represented reimbursement of the cost paid by the vendor for the mineral claim.

  In order to keep the claims in good standing, a claim maintenance fee in the amount of $125 per claim must be paid to the Bureau of Land Management each year on or before September 1st.

  DUE TO RELATED PARTIES

  The amounts due to related parties are unsecured and interest free with no specific terms of repayment.

  CAPITAL STOCK

  On March 22, 2006, the Company issued 10,000,000 common shares at $0.00001 per share to two founding shareholders.

  The Company has no stock option plan, warrants or other dilutive securities.

Index

SNOWDON RESOURCES CORPORATION
 (An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2006
(Stated in U.S. Dollars)

  INCOME TAX
    Income Tax Provision

    The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

Computed expected (benefit of) income taxes	$(10,000)
Increase in valuation allowance	10,000

Income tax provision	$-

    Significant components of the Company's deferred income tax assets are as follows:

Statutory tax rate	34%

Deferred income tax assets	$10,000
Valuation allowance	(10,000)

Net deferred tax assets	$-

    The Company has incurred operating losses and approximately $30,300 which, if unutilized, will expire in 2026. Future tax benefits, which may arise as a result of these losses, have not been recognized in these consolidated financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE

2006	$30,300	2026

Total income tax operating loss carry forward	$30,300

  COMMITMENTS AND CONTRACTUAL OBLIGATIONS

  The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters.

Until _____________ 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

  Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$21.70
Printing Expenses	278.30
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Woodburn Holdings Ltd.	March 31, 2006	5,000,000	$50 in cash
885 Pyrford Road
West Vancouver, BC
Canada V7S 2A2

West Peak Ventures of Canada Limited	March 31, 2006	5,000,000	$50 in cash
5866 Eagle Island
West Vancouver, British Columbia
Canada

We issued the foregoing restricted shares of common stock to Woodburn Holdings Ltd., a British Columbia corporation owned and controlled by Robert M. Baker, our secretary, and to West Peak Ventures of Canada Limited, a British Columbia corporation owned and controlled by Tim Brock pursuant to section 4(2) of the Securities Act of 1933. Woodburn Holdings Ltd. and West Peak Ventures of Canada Limited are sophisticated investors and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
23.1	Consent of Morgan & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)     To include any additional or changed material information on the plan of distribution.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)     For determining any liability under the Securities Act of 1933:

(i)     we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)     we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)     we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 9th day of June, 2006.

SNOWDON RESOURCES CORPORATION

BY:	ELDEN SCHORN
Elden Schorn, President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Elden Schorn, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

ELDEN SCHORN	President, Principal Executive Officer, Treasurer	June 9, 2006
Elden Schorn	Principal Financial Officer, Principal Accounting
Officer and a member of the Board of Directors

TERENCE SCHORN	Vice President of Exploration and member of the	June 9, 2006
Terence Schorn	Board of Directors

ROBERT M. BAKER	Secretary and member of the Board of Directors	June 9, 2006
Robert M. Baker

DAVID HACKMAN	Member of the Board of Directors	June 9, 2006
David Hackman